Exhibit 10.16(a)

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

During 2018 the Company expects to pay its non-employee directors $75,000 annually, at the rate of $18,750 per quarter. The Company also expect to continue to grant restricted stock units to its directors, generally at the first Board meeting after a director first joins the Board, and typically annually thereafter. The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for directors to attend Board meetings.